Exhibit 99
TD Banknorth reports fourth quarter and 2006 results and announces quarterly dividend
(Fourth Quarter and 2006 Earnings Conference Call at 10:30 a.m. Eastern Time today, January 24, 2007. Dial-in number for USA and Canada is 866-700-5192. International dial-in number is 617-213-8833. Passcode for both numbers is 37364473. Replay number for USA and Canada is 888-286-8010. International replay dial-in number is 617-801-6888. Replay passcode for both is 30545902. Live webcast and webcast replay available at www.tdbanknorth.com, Investor Relations.)
Highlights for the fourth quarter of 2006 include:
•	Adjusted earnings[1] increased to $117.8 million in the fourth quarter of 2006 up from $108.1 million in the fourth quarter of 2005, reflecting in part the acquisition of Hudson United Bancorp on January 31, 2006.

•	The Company’s capital ratios improved in the fourth quarter of 2006 as compared to the third quarter of 2006 with the Company’s total risk-based capital ratio increasing to 11.62% at December 31, 2006 as compared to 11.44% at September 30, 2006.

•	The Board of Directors declared a dividend of 22 cents per share payable on February 15, 2007 to shareholders of record as of the close of business on February 5, 2007.
Fourth Quarter Adjustments (Items of Note) 1
The following material items of note (net of tax) are included in the Company’s reported GAAP earnings for the fourth quarter of 2006 as compared to the fourth quarter of 2005. Share impact is on a per diluted share basis.
•	Amortization of identifiable intangible assets of $24.0 million (10 cents per share) as compared to $20.0 million (11 cents per share) for the fourth quarter of 2005.

•	Merger and restructuring charges of $8.9 million (4 cents per share) as compared to $3.4 million (2 cents per share) for the fourth quarter of 2005.

•	$1.5 million impact (1 cent per share) related to the discontinued operations associated with certain subsidiaries engaged in energy operations acquired from Hudson United as compared to no related impact for the fourth quarter of 2005.

•	Deleveraging losses of $29.3 million (17 cents per share) for the fourth quarter of 2005 as compared to no related impact for the fourth quarter of 2006.
PORTLAND, Maine—January 24, 2007—TD Banknorth Inc. (“TD Banknorth” or the “Company”) (NYSE: BNK) today reported net income of $83.4 million for the quarter ended December 31, 2006 as compared to $55.6 million for the quarter ended December 31, 2005. On a per diluted share basis, reported net income was 36 cents for the fourth quarter of 2006 as compared to 32 cents for the fourth quarter of 2005.
Net income for the year ended December 31, 2006 was $339.1 million as compared to $274.0 million for the year ending December 31, 2005. On a per diluted share basis, net income for the year ended December 31, 2006 was $1.51 as compared to $1.55 for the year ending December 31, 2005.

1	All references in this release to adjusted results for the fourth quarter of 2005 and 2006 reflect the exclusion of the impact of various items of note including the material items noted herein. For a detailed listing of the items of note excluded from the Company’s adjusted earnings for the three months and year ended December 31, 2005 and 2006, please see the reconciliation table in the financial tables which accompany this release. For a detailed explanation of the use of non-GAAP financial measures, please see the “Notes” section of this release.

Adjusted earnings were $117.8 million for the fourth quarter of 2006 as compared to $108.1 million for the fourth quarter of 2005. On a per diluted share basis, adjusted earnings were 51 cents for the fourth quarter of 2006 as compared to 62 cents for the same quarter a year ago.
Adjusted earnings for the year ended December 31, 2006 were $478.7 million as compared to $438.5 million for 2005. On a per diluted share basis, adjusted earnings for the year ended December 31, 2006 were $2.13 as compared to $2.48 for the same period a year ago.
The Company’s results for the fourth quarter of 2006 reflect the full impact of the acquisition of Hudson United Bancorp on January 31, 2006. On a per diluted share basis, results for both the fourth quarter of 2006 and for the year ended December 31, 2006 reflect the issuance of approximately 62 million shares of TD Banknorth common stock in conjunction with the acquisition of Hudson United Bancorp, which was offset in part by the Company’s repurchase of 8.5 million shares during the first quarter of 2006.
“The current operating environment continues to be challenging,” said TD Banknorth President, Bharat B. Masrani. “While competition for loans and deposits continues to be intense, we remain focused on the organic growth of our loans, deposits and fee income.”
Total Assets
Total assets at December 31, 2006 were $40.2 billion, up 25% from $32.1 billion at December 31, 2005. The increase was due primarily to the acquisition of Hudson United.
Average Loans and Leases
Average loans and leases increased by 27% to $25.6 billion for the quarter ended December 31, 2006 as compared to $20.2 billion for the fourth quarter of 2005, due primarily to the acquisition of Hudson United. For the year ended December 31, 2006, total average loans and leases were $25.2 billion as compared to $20.0 billion for the same period in 2005, also largely due to the acquisition of Hudson United.
Excluding the effects of acquisitions and purchase accounting adjustments, average commercial business loans and leases, commercial real estate mortgages and consumer loans and leases increased 6.3% in the aggregate for the year ended December 31, 2006 as compared to the same period a year ago. On a linked quarter basis, average commercial business loans and leases, commercial real estate mortgages and consumer loans and leases for the fourth quarter of 2006 were essentially flat as compared with the previous quarter, reflecting the competition for high-quality commercial and consumer loans.
Average Deposits
Average deposits increased by 34% to $27.3 billion for the quarter ended December 31, 2006 as compared to $20.4 billion for the quarter ended December 31, 2005, due primarily to the acquisition of Hudson United. For the year ended December 31, 2006, total average deposits were $26.4 billion as compared to $20.1 billion for 2005, also largely due to the acquisition of Hudson United.
Excluding the effects of acquisitions and purchase accounting adjustments, total average deposits for the year ended December 31, 2006 increased by 1.0% as compared to the same period a year ago, reflecting the highly competitive environment for deposit gathering in the Company’s market areas. On a linked quarter basis, total average deposits increased in the fourth quarter of 2006 by 1.2%.

Net Interest Income and Net Interest Margin
Net interest income was $295.1 million for the fourth quarter of 2006, a 21% increase from net interest income of $243.4 million for the same quarter of 2005. The increase was due primarily to the acquisition of Hudson United. For the year ended December 31, 2006, the Company’s net interest income amounted to $1.2 billion as compared to $997.8 million for 2005, largely due to the acquisition of Hudson United.
The Company’s net interest margin for the quarter ended December 31, 2006 was 3.95% as compared to 3.96% for the quarter ended December 31, 2005 and 4.01% for the quarter ended September 30, 2006. On a linked quarter basis, the decrease in the Company’s net interest margin in the fourth quarter of 2006 was due primarily to the impact on the margin associated with competition for both loans and deposits.
Provision for Credit Losses and Asset Quality
The Company’s total provision for credit losses amounted to $15.5 million for the quarter ended December 31, 2006, as compared to $6.3 million for the quarter ended December 31, 2005 and $14.1 million for the quarter ended September 30, 2006. The increase in the provision was due primarily to an increase in net chargeoffs, which amounted to $14.1 million in the three months ended December 31, 2006, as compared to $11.3 million and $11.5 million in the three months ended December 31, 2005 and September 30, 2006, respectively. Total nonperforming assets amounted to $132.4 million at December 31, 2006 as compared to $61.5 million at December 31, 2005 and $93.8 million at September 30, 2006. The increase in nonperforming assets at December 31, 2006 as compared to September 30, 2006 was due primarily to a $24.8 million increase in nonperforming assets associated with commercial real estate mortgages due, in large part, to a slowdown in residential construction activity.
Despite the increase in nonperforming assets during the quarter ended December 31, 2006, the Company’s asset quality ratios remained solid. The Company’s allowance for credit losses to total loans and leases was 1.13% at December 31, 2006 as compared to 1.15% at December 31, 2005 and 1.12% at September 30, 2006. As a percentage of total assets, nonperforming assets amounted to 0.33% at December 31, 2006, as compared to 0.19% at December 31, 2005 and 0.23% at September 30, 2006. Annualized net charge-offs to average loans remained historically low and for the quarter ended December 31, 2006 amounted to 0.22% as compared to 0.22% for the same period a year ago and 0.18% for the quarter ended September 30, 2006.
Noninterest Income
Noninterest income increased to $128.8 million in the fourth quarter of 2006 as compared to $60.1 million in the fourth quarter of 2005. The increase was due to the acquisition of the Hudson United and $45.0 million in deleveraging-related losses incurred in the fourth quarter of 2005.
For the year ended December 31, 2006, noninterest income increased to $502.0 million as compared to $306.6 million for 2005, due to the acquisition of Hudson United and to $100.2 million in deleveraging-related losses incurred in 2005.
Noninterest Expense
Noninterest expense increased $72.1 million to $287.8 million for the fourth quarter of 2006 as compared to $215.7 million for the fourth quarter of 2005, due primarily to increased Hudson United-related operating expenses, increases in the amortization of identifiable intangible assets, and merger and restructuring charges. Adjusted noninterest expense increased $57.3 million to $237.1 million for the fourth quarter of 2006 as compared to $179.8 million for the fourth quarter of 2005, primarily due to operating expenses associated with the acquisition of Hudson United.

For the year ended December 31, 2006, noninterest expense increased to $1.1 billion as compared to $870.8 million for 2005 largely due to increased operating expenses associated with the acquisition of Hudson United, increased amortization of identifiable intangible assets, and restructuring charges incurred in 2006. For the year ended December 31, 2006, adjusted noninterest expense increased to $929.1 million as compared to $716.8 million for 2005, largely due to increased operating expenses associated with the acquisition of Hudson United.
On a linked quarter basis, noninterest expense for the fourth quarter of 2006 decreased by $6.2 million to $287.8 million as compared to $294.0 million for the third quarter of 2006. The decrease was due in part to a $1.3 million decrease in salaries and employee benefits, a $2.0 million decrease in advertising and marketing expenses and a $2.9 million decrease in merger and restructuring charges.
The Company’s adjusted efficiency ratio for the year ended December 31, 2006 amounted to 55.08% as compared to 51.25% for the same period in 2005.
Capital
On a linked quarter basis, the Company’s capital ratios improved in the fourth quarter of 2006 and the Company and its banking subsidiary continue to qualify as “well capitalized” institutions under applicable laws and regulations. At December 31, 2006, the Company’s tier 1 capital ratio was 7.20% as compared to 7.07% at December 31, 2005 and up from 6.94% at September 30, 2006; its total risk-based capital ratio was 11.62% as compared to 11.73% at December 31, 2005 and up from 11.44% at September 30, 2006; and its ratio of tangible equity to tangible assets was 5.56% as compared to 5.69% at December 31, 2005 and up from 5.40% at September 30, 2006.
Shares Outstanding and Other Information
The number of diluted weighted average shares outstanding for the quarter ended December 31, 2006 was 229.6 million as compared to 174.4 million for the quarter ended December 31, 2005. The increase was due primarily to shares issued in conjunction with the acquisition of Hudson United.
The Company’s adjusted return on average tangible equity for the fourth quarter of 2006 was 25.55%, as compared to 29.36% for the fourth quarter of 2005 and 26.75% for the third quarter of 2006, while the Company’s adjusted return on average tangible assets for the fourth quarter of 2006 was 1.42%, as compared to 1.60% for the fourth quarter of 2005 and 1.40% for third quarter of 2006.
At December 31, 2006, the Company’s tangible book value per share was $8.12 as compared to $8.81 at December 31, 2005 and up from $7.84 at September 30, 2006.
Quarterly Dividend
TD Banknorth also announced that its Board of Directors has approved a quarterly dividend of 22 cents per share based on earnings for the quarter ended December 31, 2006. The dividend is level with the dividend paid following the quarter ended September 30, 2006 and will be paid on February 15, 2007 to shareholders of record at the close of business on February 5, 2007.
Acquisition of Interchange Financial Services Corporation
As previously announced, on January 1, 2007, the Company completed the acquisition of Interchange Financial Services Corporation (NASDAQ: IFCJ) for approximately $480.6 million in cash. In conjunction with the transaction, the Company issued 13 million shares of TD Banknorth common stock to TD Bank Financial Group at a price of $31.17 per share.

Going-Private Transaction
On November 20, 2006, the Company announced that it had entered into a definitive agreement for TD Bank Financial Group (“TDBFG”) to acquire all of the outstanding shares of common stock of TD Banknorth not currently owned by TDBFG for $32.33 per share in cash. The transaction, which is subject to both shareholder and regulatory approval, is expected to close in March or April of 2007.
About TD Banknorth Inc.
TD Banknorth Inc. is a leading banking and financial services company headquartered in Portland, Maine and a majority-owned subsidiary of TD Bank Financial Group. At December 31, 2006, TD Banknorth had $40 billion of total consolidated assets. TD Banknorth’s banking subsidiary, TD Banknorth, N.A., operates banking divisions in Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania and Vermont. TD Banknorth and TD Banknorth, N.A. also operate subsidiaries and divisions in insurance, wealth management, merchant services, mortgage banking, government banking, private label credit cards, insurance premium financing and other financial services and offers investment products in association with PrimeVest Financial Services, Inc. The TD Banknorth common stock trades on the New York Stock Exchange under the symbol “BNK”. For more information, visit http://www.TDBanknorth.com.
NOTES: This news release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. The Company arrives at these measures, indicated by the use of the term “adjusted,” by removing “items of note” from the reported GAAP measure. The material items of note excluded from adjusted measures are described at the outset of this release, and a complete reconciliation of all non-GAAP measures to the most comparable GAAP measure can be found in the financial tables in the back of this release. The items of note relate to items which management does not believe are indicative of underlying business performance, and include the effects of charges and expenses related to mergers and acquisitions, the amortization of intangible assets and other significant gains or losses that are considered to be unusual in nature, such as securities gains or losses and prepayment penalties incurred in connection with deleveraging strategies. Because these items and their impact on the Company’s performance are difficult to predict, management believes that presentations of adjusted financial measures excluding the impact of these items of note provide useful supplemental information that is essential to a proper understanding of the operating results of the Company. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.
This press release contains forward-looking statements with respect to the financial condition, results of operations and business of TD Banknorth. Words such as “expect”, “feel”, “believe”, “will”, “may”, “anticipate”, “plan”, “estimate”, “intend”, “should” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting TD Banknorth’s operations, the ability to obtain the approval of the merger with TD Bank Financial Group by TD Banknorth shareholders and the ability to obtain governmental approvals of that transaction or to satisfy other conditions to the transaction on the proposed terms and schedule. In addition, acquisitions may result in large one-time charges to income, may not produce revenue enhancements or synergies at levels or within time frames originally anticipated and may result in unforeseen integration difficulties. Investors are encouraged to access TD Banknorth’s periodic reports filed with the Securities and Exchange Commission for financial and business information regarding TD Banknorth, including information which could affect TD Banknorth’s forward-looking statements. TD Banknorth does not undertake any obligation to update these forward-looking statements to reflect events or circumstances that may occur after the date on which such statements were made.

On May 16, 2005, the Company announced that it had adopted purchase accounting to account for TD Bank Financial Group’s acquisition of a majority interest in the Company on March 1, 2005. To most accurately reflect the application of purchase accounting, the Company uses the term “predecessor” to refer to the results of Banknorth Group, Inc., the predecessor entity to TD Banknorth Inc., at the dates and for the periods ended on or prior to February 28, 2005, which are based on historical accounting, and the term “successor” to refer to the results of TD Banknorth Inc. at the dates and for the periods beginning on or after March 1, 2005, which are based on the application of purchase accounting. To assist in the comparability of the Company’s financial results and to make it easier to discuss and understand these results, the financial information discussed herein and presented in the accompanying financial statements under the heading “Combined” combines the “predecessor period” January 1, 2005 to February 28, 2005 with the applicable “successor period” thereafter. Due to the application of purchase accounting as of March 1, 2005, results for the combined periods may not be comparable to the results for the respective predecessor periods. For a detailed discussion of the impact of purchase accounting on the Company’s balance sheet and income statement, reference is made to the Company’s first quarter 2005 earnings release dated May 16, 2005.
In connection with the proposed merger with TD Bank Financial Group, TD Banknorth has filed a preliminary proxy statement with the Securities and Exchange Commission. Stockholders of TD Banknorth are urged to read the definitive proxy statement regarding the proposed merger when it becomes available, because it will contain important information. The definitive proxy statement will be mailed to stockholders of TD Banknorth. Investors and security holders will be able to obtain a free copy of the proxy statement as well as other filings containing information about TD Bank Financial Group and TD Banknorth, when available, without charge, at the Securities and Exchange Commission’s Internet site (http://www.sec.gov). In addition, copies of the definitive proxy statement can be obtained, when available, without charge, by directing a request to TD Bank Financial Group, 66 Wellington Street West, Toronto, ON M5K 1A2, Attention: Investor Relations, (416) 308-9030, or to TD Banknorth Inc., Two Portland Square, P.O. Box 9540, Portland, ME 04112-9540, Attention: Investor Relations, (207) 761-8517.
TD Bank Financial Group, TD Banknorth, their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding TD Bank Financial Group’s directors and executive officers is available in its Annual Report on Form 40-F for the year ended October 31, 2006, which was filed with the Securities and Exchange Commission on December 11, 2006, and its notice of annual meeting and proxy circular for its most recent annual meeting, which was filed with the Securities and Exchange Commission on February 24, 2006. Information regarding TD Banknorth’s directors and executive officers is available in TD Banknorth’s proxy statement for its most recent annual meeting, which was filed with the Securities and Exchange Commission on March 30, 2006. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement, the Schedule 13E-3 transaction statement and other relevant materials to be filed with the Securities and Exchange Commission when they become available.
Source: TD Banknorth Inc.
Jeff Nathanson, 207-761-8517

TD Banknorth Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS (Unaudited)

	Successor	Successor
	December 31,	December 31,	%
(In thousands)	2006	2005	Change
Assets
Cash and due from banks	$906,553	$758,751	19%
Federal funds sold, securities purchased under agreements to resell, and other short term investments	2,260,794	10,507	NM
Securities available for sale	2,505,888	4,419,877	-43%
Securities held to maturity	48,457	64,126	-24%

Loans and leases held for sale	19,112	31,398	-39%
Loans and leases:
Residential real estate mortgages	2,667,448	2,878,323	-7%
Commercial real estate mortgages	8,749,887	6,776,837	29%
Commercial business loans and leases	6,534,792	4,278,048	53%
Consumer loans and leases, exc credit cards	7,046,638	6,186,519	14%
Credit card receivables	462,736	—	NM

Total loans and leases	25,461,501	20,119,727	27%
Less: Allowance for loan and lease losses	279,638	223,030	25%

Loans and leases, net	25,181,863	19,896,697	27%

Premises and equipment	486,143	331,912	46%
Goodwill	6,022,534	4,547,604	32%
Identifiable intangible assets	727,596	668,365	9%
Bank-owned life insurance	791,489	572,847	38%
Other assets	1,208,656	793,269	52%

Total Assets	$40,159,085	$32,095,353	25%

Liabilities & Shareholders’ Equity

Deposits:
Regular savings	$3,685,872	$2,653,233	39%
Retail money market and NOW accounts	9,654,755	7,819,812	23%
Retail certificates of deposit	7,393,218	5,132,117	44%
Brokered deposits	227,545	63,953	256%
Other interest bearing deposits	153,237	—	NM
Noninterest bearing deposits	5,890,139	4,603,533	28%

Total deposits	27,004,766	20,272,648	33%

Borrowings from the Federal Home Loan Bank	68,610	551,609	-88%
Federal funds purchased and securities sold under repurchase agreements	2,217,007	3,339,091	-34%
Subordinated debt and senior notes	821,284	606,260	35%
Other borrowings	22,802	60,773	-62%
Junior subordinated debentures	517,390	366,237	41%
Deferred tax liability related to other identifiable intangible assets	286,069	261,932	9%
Other liabilities	899,112	152,930	488%

Total liabilities	31,837,040	25,611,480	24%

Shareholders’ equity	8,322,045	6,483,873	28%

Total Liabilities and Shareholders’ Equity	$40,159,085	$32,095,353	25%

NM — Calculated % change is not meaningful.

TD Banknorth Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

	Successor	Combined		Successor	Successor
	Twelve months	Twelve months		Three months	Three months
	ended	ended		ended	ended
	December 31,	December 31,	%	December 31,	December 31,	%
(In thousands, except per share data)	2006	2005	Change	2006	2005	Change
Interest and dividend income	$1,956,881	$1,400,692	40%	$503,462	$363,917	38%
Interest expense	771,406	402,889	91%	208,328	120,477	73%

Net interest income	1,185,475	997,803	19%	295,134	243,440	21%

Noninterest income:
Deposit services	168,779	129,629	30%	45,461	35,137	29%
Insurance brokerage commissions	55,486	50,511	10%	12,341	10,798	14%
Merchant and electronic banking income, net	68,556	58,903	16%	17,233	15,238	13%
Wealth management services	45,630	42,183	8%	11,537	10,622	9%
Loan fee income	55,716	31,456	77%	13,633	7,613	79%
Bank-owned life insurance	32,078	24,207	33%	8,414	6,009	40%
Investment planning services	20,916	19,292	8%	5,577	4,433	26%
Net securities gains/(losses)	623	(93,070)	-101%	626	(45,048)	-101%
Loans held for sale - lower of cost or market adjustment	—	(7,114)	-100%	—	—	NM
Change in unrealized loss on certain derivatives	—	5,943	-100%	—	(11)	-100%
Other noninterest income	54,259	44,657	22%	14,009	15,306	-8%

Total noninterest income	502,043	306,597	64%	128,831	60,097	114%

Total Revenue	1,687,518	1,304,400	29%	423,965	303,537	40%

Provision for loan and lease losses	44,573	17,166	160%	15,200	6,000	153%

Noninterest expense:
Salaries and employee benefits	512,871	408,927	25%	129,296	100,904	28%
Occupancy and equipment	170,054	122,279	39%	44,943	30,548	47%
Data processing	61,004	46,020	33%	14,811	11,693	27%
Advertising and marketing	41,616	30,381	37%	10,701	8,097	32%
Amortization of identifiable intangible assets	156,145	105,087	49%	39,491	30,894	28%
Merger and restructuring charges	59,688	42,679	40%	11,199	4,957	126%
Prepayment penalties on borrowings	—	6,303	-100%	—	—	NM
Other noninterest expense	143,582	109,152	32%	37,380	28,564	31%

Total noninterest expense	1,144,960	870,828	31%	287,821	215,657	33%

Income before income tax expense	497,985	416,406	20%	120,944	81,880	48%
Income tax expense	157,190	142,428	10%	35,997	26,315	37%

Net income from continuing operations	340,795	273,978	24%	84,947	55,565	53%

Income (loss) from discontinued operations, net of tax	(1,664)	—	NM	(1,509)	—	NM

Net income	$339,131	$273,978	24%	$83,438	$55,565	50%

Weighted average shares outstanding:
Basic	223,733	176,040	27%	228,578	173,745	32%
Diluted	224,672	177,001	27%	229,635	174,427	32%
Earnings per share:
Basic	$1.52	$1.56	-3%	$0.37	$0.32	16%
Diluted	1.51	1.55	-3%	0.36	0.32	13%

NM — calculated % change is not meaningful

TD Banknorth Inc. and Subsidiaries
SELECTED FINANCIAL HIGHLIGHTS (Unaudited)

	Successor	Combined		Successor	Successor
	Twelve months	Twelve months		Three months	Three months
	ended	ended		ended	ended
	December 31,	December 31,	%	December 31,	December 31,	%
(In thousands, except per share data)	2006	2005	Change	2006	2005	Change
Net interest income	$1,185,475	$997,803	19%	$295,134	$243,440	21%
Net income	$339,131	$273,978	24%	$83,438	$55,565	50%
Shares outstanding (end of period)	228,880	173,665	32%	228,880	173,665	32%
Weighted average shares outstanding:
Basic	223,733	176,040	27%	228,578	173,745	32%
Diluted	224,672	177,001	27%	229,635	174,427	32%

Earnings per share:
Basic	$1.52	$1.56	-3%	$0.37	$0.32	16%
Diluted	$1.51	$1.55	-3%	$0.36	$0.32	13%

Shareholders’ equity (end of period)	$8,322,045	$6,483,873	28%	$8,322,045	$6,483,873	28%
Book value per share (end of period)	$36.36	$37.34	-3%	$36.36	$37.34	-3%
Tangible book value per share (end of period)	$8.12	$8.81	-8%	$8.12	$8.81	-8%

			Nominal			Nominal
			Inc/(Dec)			Inc/(Dec)

RATIOS & OTHER INFORMATION:
Net interest margin, fully-taxable equivalent basis	3.97%	4.03%	-0.06%	3.95%	3.96%	-0.01%

Return on average assets	0.85%	0.87%	-0.02%	0.83%	0.69%	0.14%
Return on average equity	4.20%	4.60%	-0.40%	3.99%	3.42%	0.57%

At period end:
Tangible equity/tangible assets	5.56%	5.69%	-0.13%	5.56%	5.69%	-0.13%
Tier 1 leverage capital ratio	7.20%	7.07%	0.13%	7.20%	7.07%	0.13%
Tier 1 risk based capital ratio	8.41%	8.63%	-0.22%	8.41%	8.63%	-0.22%
Total risk based capital ratio	11.62%	11.73%	-0.11%	11.62%	11.73%	-0.11%

Nonperforming loans	$131,377	$60,565	$70,812	$131,377	$60,565	$70,812
Total nonperforming assets	$132,392	$61,535	$70,857	$132,392	$61,535	$70,857
Nonperforming loans as a % of total loans	0.52%	0.30%	0.22%	0.52%	0.30%	0.22%
Nonperforming assets as a % of total assets	0.33%	0.19%	0.14%	0.33%	0.19%	0.14%

Full service banking offices	586	396		586	396

FINANCIAL INFORMATION AND RATIOS EXCLUDING CERTAIN ITEMS (Non-GAAP Financial Information):
See pages 15 and 16 for reconcilaitions of non-GAAP financial information.

Earnings per diluted share, GAAP basis	$1.51	$1.55	($0.04)	$0.36	$0.32	$0.04
Merger and restructuring costs, per diluted share, net of tax (1)	0.19	0.17	0.02	0.04	0.02	0.02
Discontinued operations, per diluted share, net of tax (2)	0.01	—	0.01	0.01	—	0.01
Change in unrealized loss on certain derivatives, per diluted share, net of tax	—	(0.02)	0.02	—	—	—
Deleveraging losses, per diluted share, net of tax (3)	—	0.40	(0.40)	—	0.17	(0.17)
Amortization of intangibles, per diluted share, net of tax	0.42	0.38	0.04	0.10	0.11	(0.01)

Earnings per diluted share, as adjusted	$2.13	$2.48	($0.35)	$0.51	$0.62	($0.11)

Noninterest income (4)	$502,372	$403,125	$99,247	$128,829	$105,107	$23,722
Noninterest income as a percent of total income (4)	29.72%	28.66%	1.07%	30.28%	30.17%	0.12%

Return on average tangible assets, as adjusted (5)	1.45%	1.63%	-0.18%	1.42%	1.60%	-0.18%

Return on average tangible equity, as adjusted (5)	27.93%	29.32%	-1.39%	25.55%	29.36%	-3.81%

Noninterest expense (6)	$929,127	$716,759	$212,368	$237,132	$179,806	$57,326
Efficiency ratio, as adjusted (7)	55.08%	51.25%	3.83%	56.01%	51.58%	4.43%

(1)	Merger and restructuring costs consist of merger related charges and corporate restructuring costs.

(2)	Discontinued operations reflect costs incurred in connection with landfill gas and power generation facilities acquired from Hudson United.

(3)	Deleveraging losses consist of losses on securities sales, lower of cost or market adjustments and prepayment penalties on borrowings incurred in connection with balance sheet restructurings.

(4)	Excludes deleveraging securities losses, lower of cost or market adjustments, and change in unrealized loss on derivatives.

(5)	Excludes merger and restructuring costs, discontinued operations, changes in unrealized loss on certain derivatives and deleveraging losses, net of related tax benefits and amortization expense on intangible assets, net of related taxes.

(6)	Excludes pre-tax merger and restructuring costs, prepayment penalties on borrowings, amortization of intangible assets,

corporate restructuring costs and discontinued operations.

(7)	Excludes securities gains/losses, lower of cost or market adjustments, prepayment penalties on borrowings, and gains/losses on certain derivatives, merger and corporate restructuring costs, discontinued operations and amortization of intangible assets.
Ratios are annualized where appropriate.

TD Banknorth Inc. and Subsidiaries
CONSOLIDATED AVERAGE BALANCE SHEETS (Unaudited)

	Successor		Successor
	Three months ended		Three months ended
	December 31,		December 31,
	2006		2005
	Average	Yield/	Average	Yield/
(Dollars in thousands)	Balance	Rate	Balance	Rate

Assets

Loans and leases (1)
Residential real estate mortgages	$2,748,571	5.69%	$3,047,980	5.47%
Commercial real estate mortgages	8,865,744	7.07%	6,821,363	6.32%
Commercial loans and leases	6,489,467	7.34%	4,179,365	6.43%
Consumer loans and leases, excl credit cards	7,093,006	6.65%	6,126,181	6.04%
Credit card receivables	440,893	12.02%	—	0.00%

Total loans and leases	25,637,681	6.96%	20,174,889	6.13%
Securities	2,551,264	5.30%	4,449,226	4.90%
Federal funds sold, securities purchased under agreements to resell and other short term investments	1,909,085	5.02%	18,080	1.82%

Total earning assets	30,098,030	6.70%	24,642,195	5.90%

Bank-owned life insurance	785,825		568,888
Goodwill	6,017,389		4,549,034
Identifiable intangible assets	751,051		691,207
Other assets	2,051,663		1,657,654

Total assets	$39,703,958		$32,108,978

Liabilities & Shareholders’ Equity

Interest-bearing deposits:
Regular savings	$3,770,972	1.23%	$2,656,664	0.56%
Retail money market and NOW accounts	10,013,682	2.94%	8,115,707	1.75%
Retail certificates of deposit	7,418,950	4.10%	5,022,994	2.63%
Brokered deposits	230,069	5.42%	62,118	3.86%
Other interest-bearing deposits	133,647	4.09%	—	0.00%

Total interest-bearing deposits	21,567,320	3.07%	15,857,483	1.84%
Borrowed funds	3,485,703	4.72%	4,659,938	4.00%

Total interest-bearing liabilities	25,053,023	3.30%	20,517,421	2.33%
Noninterest bearing deposits	5,727,231		4,557,823
Deferred tax liability related to other identifiable intangible assets	304,323		254,235
Other liabilities	325,370		332,163
Shareholders’ equity	8,294,011		6,447,336

Total liabilities and shareholders’ equity	$39,703,958		$32,108,978

Net earning assets	$5,045,007		$4,124,774

Net interest income (fully-taxable equivalent)	$299,367		$245,446
Less: fully-taxable equivalent adjustments	(4,232)		(2,006)

Net interest income	$295,135		$243,440

Net interest rate spread (fully-taxable equivalent)		3.40%		3.57%
Net interest margin (fully-taxable equivalent)		3.95%		3.96%

(1)	Loans and leases include portfolio loans and leases and loans held for sale.

TD Banknorth Inc. and Subsidiaries
CONSOLIDATED AVERAGE BALANCE SHEETS (Unaudited)

	Successor		Combined (1)
	Twelve months ended		Twelve months ended
	December 31,		December 31,
	2006		2005
	Average	Yield/	Average	Yield/
(Dollars in thousands)	Balance	Rate	Balance	Rate

Assets

Loans and leases (2)
Residential real estate mortgages	$2,849,522	5.60%	$3,439,050	5.38%
Commercial real estate mortgages	8,628,964	6.94%	6,662,952	6.07%
Commercial loans and leases	6,289,364	7.18%	4,135,985	5.96%
Consumer loans and leases, excl credit cards	7,088,061	6.47%	5,810,028	5.85%
Credit card receivables	380,719	12.23%	—	0.00%

Total loans and leases	25,236,630	6.80%	20,048,015	5.86%
Securities	3,232,801	5.21%	4,863,214	4.77%
Federal funds sold, securities purchased under agreements to resell, and other short term investments	1,735,684	5.05%	16,596	1.86%

Total earning assets	30,205,115	6.53%	24,927,825	5.65%

Bank-owned life insurance	758,049		558,961
Goodwill	5,892,668		4,045,300
Identifiable intangible assets	794,140		619,335
Other noninterest-earning assets	2,097,741		1,499,256

Total assets	$39,747,713		$31,650,677

Liabilities & Shareholders’ Equity

Interest-bearing deposits:
Regular savings	$3,969,130	1.22%	$2,650,297	0.37%
Retail money market and NOW accounts	9,730,922	2.62%	8,105,948	1.39%
Retail certificates of deposit	6,815,269	3.59%	4,838,189	2.13%
Brokered deposits	232,861	5.07%	66,709	3.85%
Other interest-bearing deposits	52,181	4.09%	—	0.00%

Total interest-bearing deposits	20,800,363	2.70%	15,661,143	1.46%
Borrowed funds	4,605,557	4.55%	5,089,451	3.42%

Total interest-bearing liabilities	25,405,920	3.04%	20,750,594	1.94%
Noninterest bearing deposits	5,585,254		4,420,826
Deferred tax liability related to other identifiable intangible assets	318,404		197,747
Other liabilities	355,953		319,094
Shareholders’ equity	8,082,182		5,962,416

Total liabilities and shareholders’ equity	$39,747,713		$31,650,677

Net earning assets	$4,799,195		$4,177,231

Net interest income (fully-taxable equivalent)	$1,199,563		$1,005,197
Less: fully-taxable equivalent adjustments	(14,088)		(7,394)

Net interest income	$1,185,475		$997,803

Net interest rate spread (fully-taxable equivalent)		3.49%		3.71%
Net interest margin (fully-taxable equivalent)		3.97%		4.03%

(1)	Includes two months of average balances based on historical cost and ten months of average balances including purchase accounting and fair value adjustments.

(2)	Loans and leases include portfolio loans and leases, loans held for sale and nonperforming loans.

TD Banknorth Inc. and Subsidiaries
Asset Quality (unaudited)

	Successor
(Dollars in thousands)	12/31/2006	9/30/2006	6/30/2006	3/31/2006	12/31/2005
Nonperforming assets:

Residential real estate mortgages	$13,607	$9,713	$10,715	$9,827	$7,970
Commercial real estate mortgages	53,345	28,520	35,439	31,192	25,219
Commercial business loans and leases	52,758	46,051	35,768	31,460	20,210
Consumer loans and leases	11,667	7,386	7,123	6,090	7,165

Total nonperforming loans and leases	131,377	91,670	89,045	78,569	60,564

Other nonperforming assets, net	1,014	2,088	2,159	12,101	970

Total nonperforming assets	$132,391	$93,758	$91,204	$90,670	$61,534

Accruing loans which are 90 days overdue	$16,697	$14,123	$11,546	$12,934	$6,887

Allowance for loan and lease losses	$279,638	$278,568	$276,361	$276,342	$223,030
Liability for unfunded credit commitments	9,107	8,807	8,507	8,207	7,907

Total allowance for credit losses	$288,745	$287,375	$284,868	$284,549	$230,937

Net loan charge-offs (recoveries):

Residential real estate mortgages	$53	($137)	($63)	$111	($13)
Commercial real estate mortgages	94	981	(117)	(6)	(30)

Total real estate mortgages	147	844	(180)	105	(43)
Commercial business loans and leases	4,354	1,773	2,103	(1,584)	4,355
Consumer loans and leases excl credit cards	5,657	5,527	3,401	4,985	6,994
Credit card receivables	3,974	3,403	3,375	2,645	—

Total net charge-offs	$14,132	$11,547	$8,699	$6,151	$11,306

Provision for credit losses:
Provision for loan and lease losses	$15,200	$13,755	$8,719	$6,900	$6,000
Provision for off balance sheet commitments (1)	300	300	300	300	300

Total provision for credit losses	$15,500	$14,055	$9,019	$7,200	$6,300

Ratios:

Allowance for credit losses to total loans and leases	1.13%	1.12%	1.10%	1.11%	1.15%
Allowance for credit losses to nonperforming loans	219.78%	313.49%	319.91%	362.16%	381.31%
Nonperforming loans to total loans and leases	0.52%	0.36%	0.34%	0.31%	0.30%
Nonperforming assets to total assets	0.33%	0.23%	0.23%	0.22%	0.19%
Net charge-offs to average loans, annualized (2)	0.22%	0.18%	0.14%	0.10%	0.22%

(1)	Included in other noninterest expense

(2)	Excludes residential real estate loans held for sale

TD Banknorth Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

	Successor
	2006				2005
	Fourth	Third	Second	First	Fourth
(In thousands, except per share data)	Quarter	Quarter	Quarter	Quarter	Quarter
Interest and dividend income	$503,462	$504,098	$492,822	$456,499	$363,917
Interest expense	208,328	203,034	185,990	174,055	120,477

Net interest income	295,134	301,064	306,832	282,444	243,440

Noninterest income:
Deposit services	45,461	42,213	42,626	38,479	35,137
Insurance brokerage commissions	12,341	12,755	14,551	15,839	10,798
Merchant and electronic banking income, net	17,233	17,532	18,155	15,637	15,238
Wealth management services	11,537	11,009	11,735	11,348	10,622
Loan fee income	13,633	14,168	15,524	12,392	7,613
Bank-owned life insurance	8,414	8,273	8,103	7,288	6,009
Investment planning services	5,577	4,838	5,359	5,142	4,433
Net securities gains/(losses)	626	7	81	(90)	(45,048)
Change in unrealized loss on derivatives	—	—	—	—	(11)
Other noninterest income	14,009	17,511	10,935	11,805	15,306

Total noninterest income	128,831	128,306	127,069	117,840	60,097

Total Revenue	423,965	429,370	433,901	400,284	303,537

Provision for loan and lease losses	15,200	13,755	8,719	6,900	6,000

Noninterest expense:
Salaries and employee benefits	129,296	130,643	127,722	125,210	100,904
Occupancy and equipment	44,943	42,651	43,280	39,180	30,548
Data processing	14,811	15,172	15,787	15,233	11,693
Advertising and marketing	10,701	12,718	10,006	8,191	8,097
Amortization of identifiable intangible assets	39,491	39,480	39,508	37,666	30,894
Merger and restructuring charges	11,199	14,089	14,583	19,818	4,957
Other noninterest expense	37,380	39,282	35,183	31,737	28,564

	287,821	294,035	286,069	277,035	215,657

Income before income tax expense	120,944	121,580	139,113	116,349	81,880
Income tax expense	35,997	37,989	44,405	38,799	26,315

Net income from continuing operations	84,947	83,591	94,708	77,550	55,565

Income (loss) from discontinued operations, net of tax	(1,509)	2,511	(1,323)	(1,342)	—

Net income	$83,438	$86,102	$93,385	$76,208	$55,565

Weighted average shares outstanding:
Basic	228,578	228,278	228,130	209,690	173,745
Diluted	229,635	229,101	228,777	210,444	174,427
Earnings per share:
Basic	$0.37	$0.38	$0.41	$0.36	$0.32
Diluted	0.36	0.38	0.41	0.36	0.32

TD Banknorth Inc. and Subsidiaries
SELECTED FINANCIAL HIGHLIGHTS (Unaudited)

	Successor
	2006				2005
	Fourth	Third	Second	First	Fourth
(In thousands, except per share data)	Quarter	Quarter	Quarter	Quarter	Quarter
Net interest income	$295,134	$301,063	$306,833	$282,444	$243,440
Net income	$83,438	$86,102	$93,385	$76,208	$55,565
Shares outstanding (end of period)	228,880	228,276	228,092	227,951	173,665
Weighted average shares outstanding:
Basic	228,578	228,278	228,130	209,690	173,745
Diluted	229,635	229,101	228,777	210,444	174,427

Earnings per share:
Basic	$0.37	$0.38	$0.41	$0.36	$0.32
Diluted	$0.36	$0.38	$0.41	$0.36	$0.32

Shareholders’ equity (end of period)	$8,322,045	$8,266,711	$8,194,662	$8,160,223	$6,483,873
Book value per share (end of period)	$36.36	$36.21	$35.93	$35.80	$37.34
Tangible book value per share (end of period)	$8.12	$7.84	$7.42	$7.16	$8.81

RATIOS & OTHER INFORMATION:

Net interest margin, fully-taxable equivalent basis	3.95%	4.01%	4.07%	3.83%	3.96%

Return on average assets	0.83	0.85	0.93	0.79	0.69
Return on average equity	3.99	4.15	4.58	4.07	3.42

At period end:
Tangible equity/tangible assets	5.56%	5.40%	5.06%	4.80%	5.69%
Tier 1 leverage capital ratio	7.20%	6.94%	6.70%	6.75%	7.07%
Tier 1 risk based capital ratio	8.41%	8.16%	7.92%	7.73%	8.63%
Total risk based capital ratio	11.62%	11.44%	11.15%	11.11%	11.73%

Nonperforming loans	$131,377	$91,669	$89,044	$78,569	$60,565
Total nonperforming assets	$132,392	$93,757	$91,203	$90,670	$61,535
Nonperforming loans as a % of total loans	0.52%	0.36%	0.34%	0.31%	0.30%
Nonperforming assets as a % of total assets	0.33%	0.23%	0.23%	0.22%	0.19%

Full service banking offices	586	584	586	597	396

FINANCIAL INFORMATION AND RATIOS EXCLUDING CERTAIN ITEMS (Non-GAAP Financial Information):
See page 15 for a reconciliation table of non-GAAP financial information.

Earnings per diluted share, GAAP basis	$0.36	$0.38	$0.41	$0.36	$0.32
Merger and restructuring costs, per diluted share, net of tax (1)	0.04	0.04	0.04	0.07	0.02
Discontinued operations, per diluted share, net of tax (2)	0.01	(0.01)	—	0.01	—
Deleveraging losses, per diluted share, net of tax (3)	—	—	—	—	0.17
Amortization of intangibles, per diluted share, net of tax	0.10	0.10	0.11	0.11	0.11

Earnings per diluted share, as adjusted	$0.51	$0.51	$0.56	$0.55	$0.62

Noninterest income (4)	$128,829	$128,305	$127,069	$118,169	$105,107
Noninterest income as a percent of total income (4)	30.28%	29.88%	29.27%	29.45%	30.17%

Return on average tangible assets, as adjusted (5)	1.42%	1.40%	1.54%	1.43%	1.60%

Return on average tangible equity, as adjusted (5)	25.55%	26.75%	30.86%	29.21%	29.36%

Noninterest expense (6)	$237,132	$240,465	$231,978	$219,552	$179,806
Efficiency ratio, as adjusted (7)	56.01%	56.01%	53.47%	54.84%	51.58%

(1)	Merger and restructuring costs consist of merger related charges and corporate restructuring costs.

(2)	Discontinued operations reflect costs incurred in connection with landfill gas and power generation facilities acquired from Hudson United.

(3)	Deleveraging losses consist of losses on securities sales and prepayment penalties on borrowings incurred in connection with balance sheet restructurings.

(4)	Excludes deleveraging securities losses, lower of cost or market adjustments, and change in unrealized loss on derivatives.

(5)	Excludes merger and restructuring costs, discontinued operations, changes in unrealized loss on certain derivatives and deleveraging losses, net of related tax benefits and amortization expense on intangible assets, net of related taxes.

(6)	Excludes pre-tax merger and restructuring costs, prepayment penalties on borrowings, amortization of intangible assets, corporate restructuring costs and discontinued operations.

(7)	Excludes securities gains/losses, lower of cost or market adjustments, prepayment penalties on borrowings, and gains/losses on certain derivatives, merger and corporate restructuring costs, discontinued operations and amortization of intangible assets.

Ratios are annualized where appropriate.

TD Banknorth Inc. and Subsidiaries
Reconciliation Table — Non-GAAP Financial Information (Unaudited)

	Successor
	2006				2005
	Fourth	Third	Second	First	Fourth
(In thousands, except per share data)	Quarter	Quarter	Quarter	Quarter	Quarter
Net income (GAAP)	$83,436	$86,102	$93,386	$76,206	$55,564
Add back the following, net of tax:
Merger and restructuring charges	8,873	9,400	9,556	14,924	3,367
Loss (gain) from discontinued operations	1,509	(2,511)	1,323	1,342	—
Change in unrealized loss on certain derivatives	—	—	—	—	4
Deleveraging losses (1)	—	—	—	214	29,250
Amortization of intangibles	24,019	24,007	24,025	22,904	19,952

Net income, as adjusted	$117,837	$116,998	$128,290	$115,590	$108,137

Diluted earnings per share (GAAP)	$0.36	$0.38	$0.41	$0.36	$0.32
Add back the following, net of tax:
Merger and restructuring charges	0.04	0.04	0.04	0.07	0.02
Loss (gain) from discontinued operations	0.01	(0.01)	—	0.01	—
Deleveraging losses (1)	—	—	—	—	0.17
Amortization of intangibles	0.10	0.10	0.11	0.11	0.11

Diluted earnings per share, as adjusted	$0.51	$0.51	$0.56	$0.55	$0.62

Return on average assets (GAAP)	0.83%	0.85%	0.93%	0.79%	0.69%
Effects of merger and restructuring costs, net of tax	0.09	0.10	0.10	0.16	0.04
Effects of discontinued operations, net of tax	0.02	(0.03)	0.01	0.01	—
Effects of deleveraging losses, net of tax	—	—	—	—	0.36
Effects of amortization of intangibles, net of tax	0.48	0.48	0.50	0.47	0.51

Return on average tangible assets, as adjusted	1.42%	1.40%	1.54%	1.43%	1.60%

Return on average equity (GAAP)	3.99%	4.15%	4.58%	4.07%	3.42%
Effects of merger and restructuring costs, net of tax	0.43	0.46	0.47	0.79	0.21
Effects of discontinued operations, net of tax	0.07	(0.13)	0.06	0.07	—
Effects of deleveraging losses, net of tax	—	—	—	0.02	1.80
Effects of amortization of intangibles, net of tax	21.06	22.27	25.75	24.26	23.93

Return on average tangible equity, as adjusted	25.55%	26.75%	30.86%	29.21%	29.36%

Efficiency ratio (GAAP)	67.89%	68.48%	65.93%	69.21%	71.05%
Effects of merger and restructuring costs, net of tax	(2.64)	(3.28)	(3.36)	(4.95)	(1.64)
Effects of securities gains/losses (excluding deleveraging losses)	0.09	—	0.01	0.04	(0.01)
Effects of deleveraging losses, net of tax	—	—	—	(0.06)	(8.96)
Effects of amortization of intangibles, net of tax	(9.33)	(9.19)	(9.11)	(9.40)	(8.86)

Efficiency ratio, as adjusted	56.01%	56.01%	53.47%	54.84%	51.58%

Noninterest income (GAAP)	$128,829	$128,305	$127,069	$117,839	$60,096
Change in unrealized loss on derivatives	—	—	—	—	11
Deleveraging securities losses	—	—	—	330	45,000

Noninterest income, as adjusted	$128,829	$128,305	$127,069	$118,169	$105,107

Noninterest expense (GAAP)	$287,822	$294,034	$286,069	$277,036	$215,657
Merger costs	10,874	13,452	14,135	9,225	4,957
Restructuring	325	637	448	10,593	—
Amortization of intangibles	39,491	39,480	39,508	37,666	30,894

Noninterest expense, as adjusted	$237,132	$240,465	$231,978	$219,552	$179,806

Average assets (GAAP)	$39,703,957	$40,053,314	$40,257,086	$38,985,841	$32,108,978
Average goodwill and intangibles	6,768,439	6,811,368	6,850,467	6,311,653	5,240,241

Average tangible assets	$32,935,518	$33,241,946	$33,406,619	$32,674,188	$26,868,737

Average equity (GAAP)	$8,294,011	$8,226,529	$8,183,866	$7,601,170	$6,447,336
Average goodwill and intangibles	6,768,439	6,811,368	6,850,467	6,311,653	5,240,241
Average deferred taxes on intangibles	304,323	320,029	333,871	315,498	254,235

Average tangible equity	$1,829,895	$1,735,190	$1,667,270	$1,605,016	$1,461,330

(1)	Deleveraging losses include losses on sale of securities, lower of cost or market adjustments on loans held for sale and prepayment penalties on borrowings. Ratios are annualized where appropriate.

TD Banknorth Inc. and Subsidiaries
Reconciliation Table — Non-GAAP Financial Information (Unaudited)

	Successor	Combined
	Twelve Months Ended
(In thousands, except per share data)	12/31/2006	12/31/2005
Net income (GAAP)	$339,130	$273,978
Add back the following, net of tax:
Merger and restructuring charges	42,753	30,987
Loss (gain) from discontinued operations	1,664	—
Change in unrealized loss on certain derivatives	—	(3,866)
Deleveraging losses (1)	214	70,703
Amortization of intangibles	94,956	66,734

Net income, as adjusted	$478,717	$438,536

Diluted earnings per share (GAAP)	$1.51	$1.55
Add back the following, net of tax:
Merger and restructuring charges	0.19	0.17
Loss (gain) from discontinued operations	0.01	—
Change in unrealized loss on certain derivatives	—	(0.02)
Deleveraging losses (1)	—	0.40
Amortization of intangibles	0.42	0.38

Diluted earnings per share, as adjusted	$2.13	$2.48

Return on average assets (GAAP)	0.85%	0.87%
Effects of merger costs, net of tax	0.09%	0.09%
Effects of restructuring costs, net of tax	0.02%	—
Effects of discontinued operations, net of tax	0.01%	—
Effects of change in unrealized loss on derivatives, net of tax	—	-0.01%
Effects of deleveraging losses, net of tax	—	0.22%
Effects of amortization of intangibles, net of tax	0.48%	0.46%

Return on average tangible assets, as adjusted	1.45%	1.63%

Return on average equity (GAAP)	4.20%	4.60%
Effects of merger costs, net of tax	0.40%	0.51%
Effects of restructuring costs, net of tax	0.12%	—
Effects of discontinued operations, net of tax	0.03%	—
Effects of change in unrealized loss on derivatives, net of tax	—	-0.06%
Effects of deleveraging losses, net of tax	—	1.19%
Effects of amortization of intangibles, net of tax	23.18%	23.08%

Return on average tangible equity, as adjusted	27.93%	29.32%

Efficiency ratio (GAAP)	67.85%	66.76%
Effects of merger costs, net of tax	-2.83%	-3.27%
Effects of restructuring costs, net of tax	-0.71%	—
Effects of change in unrealized loss on derivatives, net of tax	—	0.29%
Effects of securities gains/losses (excluding deleveraging losses)	0.04%	0.11%
Effects of deleveraging losses, net of tax	-0.01%	-5.13%
Effects of amortization of intangibles, net of tax	-9.26%	-7.51%

Efficiency ratio, as adjusted	55.08%	51.25%

Noninterest income (GAAP)	$502,042	$306,597
Change in unrealized loss on derivatives	—	(5,943)
Deleveraging securities losses	330	95,357
Lower of cost or market adjustments (included in deleveraging losses above)	—	7,114

Noninterest income, as adjusted	$502,372	$403,125

Noninterest expense (GAAP)	$1,144,960	$870,828
Merger costs	47,686	42,679
Restructuring	12,002	—
Prepayment penalties on borrowings (included in deleveraging losses above)	—	6,303
Amortization of intangibles	156,145	105,087

Noninterest expense, as adjusted	$929,127	$716,759

Average assets (GAAP)	$39,747,712	$31,650,677
Average goodwill and intangibles	6,686,808	4,664,635

Average tangible assets	$33,060,904	$26,986,042

Average equity (GAAP)	$8,082,182	$5,962,416
Average goodwill and intangibles	6,686,808	4,664,635
Average deferred taxes on intangibles	318,404	197,747

Average tangible equity	$1,713,778	$1,495,528

(1)	Deleveraging losses include losses on sale of securities, lower of cost or market adjustments on loans held for sale and prepayment penalties on borrowings. Ratios are annualized where appropriate.

TD Banknorth Inc. and Subsidiaries
Identifiable Intangible Assets
Estimated Future Amortization Expense (Unaudited)

	Core		Other		Total
	Deposit		Identifiable		Identifiable
	Intangibles		Intangibles		Intangibles
	TD Incremental	All Others	TD Incremental	All Others	TD Incremental	All Others	Total
Amortization Expense:
Three months ended March 31, 2005 (Combined)	$7,875	$1,945	$1,320	$355	$9,195	$2,300	$11,495
Three months ended June 30, 2005	24,958	2,123	3,959	617	28,917	2,740	31,657
Three months ended September 30, 2005	24,625	2,123	3,959	334	28,584	2,457	31,041
Three months ended December 31, 2005	24,625	2,123	3,959	187	28,584	2,310	30,894

Full Year 2005	$82,083	$8,314	$13,197	$1,493	$95,280	$9,807	$105,087

Three months ended March 31, 2006	$23,820	$9,405	$3,770	$671	$27,590	$10,076	$37,666
Three months ended June 30, 2006	21,654	13,181	3,771	902	25,425	14,083	39,508
Three months ended September 30, 2006	21,653	13,182	3,742	902	25,395	14,084	39,479
Three months ended December 31, 2006	21,653	13,194	3,742	902	25,395	14,096	39,491

Identifiable Intangible Assets Balance at 12/31/06	$339,481	$176,719	$164,615	$46,782	$504,096	$223,501	$727,597

Estimated Future Amortization Expense
2007	68,234	41,937	14,241	3,608	82,475	45,545	128,020
2008	55,492	31,290	13,572	3,238	69,064	34,528	103,592
2009	45,328	24,974	12,948	3,238	58,276	28,212	86,488
2010	36,162	20,624	12,334	3,105	48,496	23,729	72,225
2011	28,245	17,043	11,935	2,933	40,180	19,976	60,156
thereafter	106,020	40,851	99,585	30,660	205,605	71,511	277,116